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                                                                 Exhibit (n)(ii)


Independent Auditors' Consent

We consent to the use in the Post-Effective Amendment No. 3/Amendment No. 5 to Registration Statement No. 333-73672/811-04901 of General American Separate Account Eleven on Form N-6 of our report dated April 23, 2004, relating to General American Separate Account Eleven appearing in the Prospectus, which is a part of such registration statement, and our report dated April 8, 2004 relating to General American Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for embedded derivatives in certain insurance products as required by new accounting guidance which became effective on October 1, 2003, and recorded the impact as a cumulative effect of a change in accounting principle and referring to the change in the method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142), appearing in the Statement of Additional Information, which is also a part of such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus and Statement of Additional Information which are parts of such registration statement.

Deloitte & Touche LLP


Tampa, Florida
April 26, 2004